UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 9, 2016

SOHU.COM INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30961	98-0204667
(State or other jurisdiction Of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Level 18, SOHU.com Media Plaza

Block 3, No. 2 Kexueyuan South Road, Haidian District

Beijing 100190

People’s Republic of China

(011) 8610-6272-6666

(Address, including zip code, of registrant’s principal executive offices and registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported in a Form 8-K filed on August 5, 2016, the registrant notified the Nasdaq Listing Qualifications Department (the “Nasdaq Staff”) on August 4, 2016 that Charles Huang had resigned from the audit committee (the “Audit Committee”) of the registrant’s Board of Directors and that, as a result, the Audit Committee has only two members and the registrant no longer complies with Nasdaq Listing Rule 5605(c)(2), which requires companies with securities listed on Nasdaq to have an audit committee composed of at least three directors. The registrant also reported that Mr. Huang remains on the registrant’s Board of Directors.

As previously reported in the registrant’s Form 8-K filed on August 5, 2016, the registrant will rely on the cure period provided by Nasdaq Listing Rule 5605(c)(4), which will permit the single vacancy caused by Mr. Huang’s resignation from the Audit Committee to continue until the earlier of the registrant’s next annual meeting of stockholders or August 4, 2017. As also previously reported, the registrant intends to conduct an active search for a qualified replacement for Mr. Huang on the Audit Committee in order to fill the vacancy before the expiration of the cure period.

On August 9, 2016, the registrant received a letter from the Nasdaq Staff confirming that it had received notice from the registrant on August 4, 2016 that, due to Mr. Huang’s resignation from the Audit Committee, the registrant no longer complies with Nasdaq Listing Rule 5605. The letter from the Nasdaq Staff confirmed that the registrant may rely on the cure period provided by Nasdaq Listing Rule 5605(c)(4).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: August 11, 2016	SOHU.COM INC.

	By:	/s/ Joanna Lv
Joanna Lv
Acting Chief Financial Officer

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